MASTER GUARANTY AGREEMENT

Guaranty Agreement dated as of September 1, 1997 issued by RAIFFEISEN ZENTRALBANK ÖSTERREICH AKTIENGESELLSCHAFT, a banking institution organized and existing under the laws of the Republic of Austria (the “Guarantor”) for the benefit of the Beneficiaries (as hereinafter defined);

PRELIMINARY STATEMENT

This Agreement is issued for the benefit of certain persons who extend credit to RZB FINANCE LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Guarantor (“RZB Finance”), or to whom RZB Finance has extended credit.

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions.

Unless otherwise defined in this Agreement, capitalized terms shall have the meaning specified below; definitions expressed in the singular shall import the plural and vice versa:

“Beneficiary” means any person which holds Certified Guaranteed Obligations and their respective successors and assigns.

“Certified Guaranteed Obligations” means any RZB Finance Obligation (i) for which Guarantor has executed a Certificate in the form of Exhibit A to this Agreement or (ii) which contains a statement to the effect that the obligations of RZB Finance under or in connection with such agreement or instrument shall constitute “Certified Guaranteed Obligations” under this Agreement. No particular words shall be required in any such statement; any words to such effect shall be sufficient including, without limitation, the following:

“The obligations of RZB FINANCE LLC, a Delaware limited liability company (“RZB Finance”) under or in connection with this document and the documents executed and delivered or issued by RZB Finance in connection with this document constitute Certified Guaranteed Obligations for purposes of the Master Guaranty Agreement dated as of September 1, 1997 issued by Raiffeisen Zentralbank Osterreich Aktiengesellschaft.”

“Credit Document” means any document or instrument evidencing a RZB Finance Obligation.

“Final Payment Date” means the earliest of (x) the date on which the maturities of any Certified Guaranteed Obligations are accelerated pursuant to the relevant Credit Documents or applicable law, or the date on which any bankruptcy, insolvency or similar proceeding is commenced by or against RZB Finance or (y) the date on which any Guarantor Default occurs.

“Guarantor Default” means (A) (i)any default by the Guarantor of any of its obligations under this Agreement or (ii) any representation by the Guarantor in this Agreement shall prove to be untrue in any material respect as of the date when made and, in each case, such default or misrepresentation shall not be cured within 30 days after the receipt by the Guarantor from the relevant Beneficiary of a written notice describing the Guarantor Default and (B) any receivership proceedings by the banking authorities in the Republic of Austria or any bankruptcy, insolvency or similar proceeding for the relief of financially distressed debtors shall be commenced by or against the Guarantor and, as to any involuntary such proceeding, the same shall not be discharged within the time provided by applicable law for the dispute of such involuntary proceedings.

“Payment Date” shall mean, with respect to any Certified Guaranteed Obligation, (i) the date for the payment thereof (after giving effect to any applicable grace period) specified in the relevant Credit Document or if such Certified Guaranteed Obligation is payable on demand or if no time for payment therefor is specified, the date on which the Beneficiary demands, in writing, payment thereof from RZB Finance and (ii) the Final Payment Date for such obligations.

“RZB Finance Obligation” means any obligation (whether for principal, interest or otherwise), now existing or hereafter arising (including future advances) prior to the Termination Date, and whether direct, contingent or otherwise, of RZB Finance to any Person, provided however, in no event shall the term “RZB Finance Obligation” include consequential, incidental, punitive or similar damages or interest accrued at default rates.

“Termination Date” means the date on which the holder of a Certified Guaranteed Obligation receives notice in writing that the Guarantor has terminated this Agreement.

SECTION 2. Guaranty Agreement.

2.1 Continuing Guaranty of Payment. (a) The Guarantor irrevocably, absolutely and unconditionally guarantees to each Beneficiary the payment all Certified Guaranteed Obligations owed to such Beneficiary on the Payment Date for such obligations. If any Certified Guaranteed Obligation shall not be paid on the Payment Date for such Certified Guaranteed Obligation, the Guarantor shall pay the amount thereof to the relevant Beneficiary no later than 30 days after such Beneficiary has given the Guarantor written notice(a “Default Notice”) that such Final

Payment Date has occurred and that such obligations have not been paid, provided that, no Default Notice shall be required in connection with a Guarantor Default.

(b) This is a guaranty of payment rather than of collection. This is also a continuing guaranty and all liabilities to which this Agreement applies, or may apply, under the terms hereof shall be conclusively presumed to have been created in reliance hereon, without further notice to, or from, the Guarantor.

(c) This Agreement may be terminated or modified, as to any Beneficiary, by the Guarantor at any time and such termination or modification, as the case may be, shall be effective, as to any Beneficiary, as at the Termination Date, provided that, no such termination or modification shall affect (i) the obligations of the Guarantor under this Agreement with respect to Certified Guaranteed Obligations which arose prior to such Termination Date or which arose after such Termination Date pursuant to a commitment, letter of credit, acceptance, certification or similar undertaking by RZB Finance prior to such Termination Date or (ii) the obligation of the Guarantor to pay interest on the Certified Guaranteed Obligations, to the extent provided in the relevant Credit Document and this Agreement or to pay the amounts otherwise provided in this Agreement with respect to the Certified Guaranteed Obligations described in clause (i) above.

2.2 Nature of Obligations. The Certified Guaranteed Obligations shall be deemed to be the direct and primary obligations of the Guarantor to the same extent and with the same effect as if the Certified Guaranteed Obligation had been incurred by the Guarantor. Without limiting the generality of the foregoing, the obligations of the Guarantor shall remain in force irrespective of:

(i) the existence or absence of any legal action (including, without limitation, the filing of proofs of claim in bankruptcy) to enforce, collect or realize upon, the Certified Guaranteed Obligations or the Credit Documents or any security or other guaranty therefor, the issuance of any judgment therefor or the execution of any such judgment, or

(ii) any other agreement or circumstance which might otherwise constitute a defense available to, or discharge of, a guarantor or surety of any type (including, without limitation, any defense based upon an election of remedies or the taking of any action which may destroy or impair the Guarantor’s rights of subrogation, indemnity and/or contribution or upon any statute of limitations or anti-deficiency statute).

NOTWITHSTANDING THE FOREGOING OR ANYTHING ELSE IN THIS AGREEMENT, the Guarantor shall be entitled to assert any defense of RZB Finance or any right of setoff of RZB Finance arising out of the transactions which gave rise to the RZB Finance Obligations, except that, any defense based upon the statute of limitations shall be based solely on the obligations of the Guarantor under this Agreement, irrespective of whether the statute of limitations has run with respect to the underlying RZB Finance Obligations.

The obligations of the Guarantor under this Agreement are several and independent of, and may be enforced regardless of the existence of, any other agreement or obligation (direct or contingent) of the Guarantor or any other guarantor or person obligated with respect to the Certified Guaranteed Obligations.

2.3 Evidence. Any Beneficiary may use a photocopy of this Agreement as evidence of the obligations of the Guarantor under this Agreement, and any such photocopy shall be deemed to be an original and the “best evidence” of such obligations.

SECTION 3. Special Agreements.

3.1 Payments. All payments to each Beneficiary provided for hereunder shall be made in the currency in which the relevant Certified Guaranteed Obligation is denominated or required to be paid in the related Credit Documents, in freely transferable and immediately available funds, at the office specified for payments to the Beneficiary in the Credit Documents or, if not so specified, at such place as the Beneficiary may specify in New York City or Vienna, Austria and for the account of such office of each Beneficiary as each Beneficiary may designate. Each such payment shall:

(i) be exempt from, and without reduction by reason of, any Tax, or

(ii) to the extent that any such payment shall be subject to any Tax, be accompanied by an additional payment by the Guarantor of such amount as may be necessary so that the net amount realized by each Beneficiary (after taking into account all applicable Taxes) is the same as each Beneficiary would have realized had such payment not been subject to such Tax.

“Tax” means and includes any present or future tax, levy, cost or charge of any nature imposed by any government or any authority or political subdivision of the Republic of Austria or any other jurisdiction from which any payment under this Agreement is made by the Guarantor, excluding taxes on or measured by the net income or gain of any Beneficiary imposed by any jurisdiction in which the principal or relevant office of such Beneficiary is located.

3.2 Waivers. Except to the extent required by law which cannot be waived and except as expressly provided herein, the Guarantor (a) waives notice of acceptance of this Agreement and notice of any liability to which it may apply, (b) waives diligence, presentment or acceleration of maturities, demand of payment, protest, notice of dishonor, nonpayment of any such liabilities, (c) waives suit, filing of proofs of claim in bankruptcy or, except to the extent specifically provided in this Agreement, the taking of other action or the making of any demand by any Beneficiary against, and the giving of any other notice to, any person liable thereon (including RZB Finance, the Guarantor or any other guarantor or Person) or any property providing security therefor, and waives any right to compel any Beneficiary to commence any such suit, to take any such action or to make any such demand, and (d) agrees that each Beneficiary may deal with the RZB Finance Obligations without any notice to, or consent by, the Guarantor, without incurring responsibility to the Guarantor, and without impairing or releasing the obligations of the Guarantor hereunder.

3.3 Amounts Reclaimed. If at any time any payment or other amount received or realized by any Beneficiary and applied to any Certified Guaranteed Obligation is repaid by or recovered from such Beneficiary in any bankruptcy or similar proceeding, the obligations of the Guarantor under this Agreement shall be applicable to such amounts to the same extent as if such amounts had never been paid.

SECTION 4. Representations, Warranties and Agreements.

4.1 Power and Authority; No Conflicts. The Guarantor represents and warrants that: (a) it has the power to enter into and perform its obligations under this Agreement and the obligations of the Guarantor under this Agreement are duly authorized, legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) all action required as a condition thereto (including, without limitation, the obtaining of all corporate, governmental or other approvals or the making of any governmental registrations or filings) has been taken, and (c) the issuance and performance of this Agreement does not and will not violate any law, permit, agreement or instrument (including, without limitation, the Guarantor’s organizational papers and any director or shareholder resolutions or consent) to which the Guarantor is a party or is subject, or result in the imposition of any lien or security interest upon any of the Guarantor’s assets.

4.2 Taxes. Under applicable law presently in effect in the Guarantor’s jurisdiction of organization, no stamp, registration, transfer or other taxes or charges are or will be payable in respect of the entering into, performance or enforcement of this Agreement and no payments under this Agreement will be subject to any Tax.

SECTION 5. Miscellaneous.

5.1 Payment of Expenses. In the event of a Guarantor Default, the Guarantor agrees to pay and hold each Beneficiary harmless from and against (i) the reasonable out-of-pocket costs and expenses of each Beneficiary arising in connection with the enforcement of this Agreement (including, without limitation, the reasonable fees and expenses of counsel for such Beneficiary), (ii) any and all stamp, excise, filing and other similar taxes and fees payable in connection with the enforcement of this Agreement and (iii) all liabilities (including interest and penalties, if any) with respect to or resulting from any delay by the Guarantor in paying or omitting to pay such taxes and fees.

5.2 Modification. This Agreement may be modified only by an instrument in writing signed by the Guarantor, provided that, any modification of any provision of this Agreement by the Guarantor shall be subject to the provisions of Section 2.1(c) above.

5.3 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, and the law of the State of New York, without giving effect to the conflicts of law principles thereof.

5.4 Notices. Communications given to the Guarantor in connection with this Agreement shall be in English and shall be effective when received. Written notices may be delivered by mail, courier, by hand, telex or telecopier, to the address or telex or telecopier number set forth opposite the Guarantor’s signature below.

5.5 Descriptive Headings. The descriptive headings used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any provision hereof.

5.6 Benefit of Agreement. This Agreement shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of, and be enforceable by, each Beneficiary.

5.7 Consent to Jurisdiction, etc. Any legal action or proceeding against the Guarantor with respect to this Agreement shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, as each Beneficiary may elect, and, by execution and delivery of this Agreement, the Guarantor accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Guarantor irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by (i) the mailing of copies thereof by registered or certified airmail, postage prepaid, to the Guarantor at its address for notices as specified herein, such service to become effective 30 days after such mailing and (ii) the service of said process upon RZB Finance at its principal office in the City of New York.

5.8 Judgment Currency. If, for purposes of obtaining a judgment for amounts due hereunder, any Certified Guaranteed Obligation must be converted from the currency (the “debt currency”) in which it is denominated under the Credit Documents or this Agreement into another currency (the “judgment currency”), the Guarantor agrees:

(i) that such conversion shall be made on the basis of the prevailing applicable buying spot rate of exchange on the date before, and in the location at which, such judgment is to be rendered, and

(ii) to pay to the relevant Beneficiary the difference, if any, between (x) the amount due under the terms of this Agreement in the debt currency and (y) the amount in the debt currency which each Beneficiary is able to obtain with any payment by the Guarantor in the judgment currency on the date of such payment, or as soon thereafter as is practicable.

The provisions of this Section 5.8 shall constitute a separate obligation of the Guarantor, independent from its other obligations hereunder, and shall not be affected by or merged into any judgment obtained for other sums due hereunder, all with the same effect as if such provisions were set forth in a separate agreement. In further consideration for such obligation, each Beneficiary agrees that, notwithstanding any judgment for amounts due hereunder which is rendered in other than the debt currency, the Guarantor shall not be required to pay to each Beneficiary in the debt currency more than the amount due to each Beneficiary in accordance with the terms hereof.

5.9 Survival. The provisions of Sections 3.1, 3.3, 5.1, 5.7, 5.8, 5.11, 5.12, and this Section 5.9 shall survive the termination and cancellation of this Agreement.

5.10 Credit Documents. Without limiting the provisions of Section 3.2, the Guarantor acknowledges and agrees that no Beneficiary shall have any duty or responsibility, either initially or on a continuing basis, to provide to the Guarantor (a) any credit or other information relating to RZB Finance or any other person, the RZB Finance Obligations or the Credit Documents or any

person obligated thereunder or the performance by any such person of its obligations thereunder or (b) any amendment or alteration of, or consent with respect to, any Credit Document or the RZB Finance Obligations.

5.11 Immunity. The Guarantor represents, warrants and agrees that (i) the entering into of this Agreement and the performance of the transactions contemplated hereby constitute commercial activities carried on, and with direct effects, within the United States of America, (ii) the Guarantor is not entitled to, and hereby expressly and irrevocably waives (to the full extent permitted by applicable law), any present or future claim to any immunity (whether characterized as sovereign immunity or otherwise) from any legal proceedings (whether in the United States of America or elsewhere) to enforce or collect upon this Agreement (including, without limitation, immunity from service of process and from jurisdiction of any court or tribunal, immunity of any of its property from attachment upon or prior to judgment or in aid of execution, and from execution, upon a judgment) with respect to itself or its property in any action or proceeding in connection with, or relating to, this Agreement or its obligations under or in connection with this Agreement and (iii) the provisions for service of process set forth in this Agreement constitute, among other things, a special arrangement for service of process between each Beneficiary and the Guarantor for purposes of the Foreign Sovereign Immunities Act of 1976, as amended.

5.12 WAIVER OF JURY TRIAL. THE GUARANTOR AND, BY ACCEPTING THE BENEFITS HEREOF, EACH BENEFICIARY HEREBY WAIVE TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING OF ANY NATURE WHATSOEVER ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY COURSE OF DEALING OR REPRESENTATIONS, WARRANTIES, STATEMENTS OR AGREEMENTS MADE OR ALLEGEDLY MADE IN CONNECTION HEREWITH AND IN CONNECTION WITH ANY CLAIM, COUNTERCLAIM, OFFSET OR DEFENSE ARISING IN CONNECTION WITH SUCH ACTION OR PROCEEDING, WHETHER ARISING UNDER STATUTE (INCLUDING ANY FEDERAL OR STATE CONSTITUTION) OR UNDER THE LAW OF CONTRACT, TORT OR OTHERWISE AND INCLUDING, WITHOUT LIMITATION, ANY CHALLENGE TO THE LEGALITY, VALIDITY, BINDING EFFECT OR ENFORCEABILITY OF THIS SECTION 5.12 OR THIS AGREEMENT.

IN WITNESS WHEREOF, the Guarantor has caused this Agreement to be executed and delivered by its duly authorized officer(s) as of the date first above written.

Addresses	RAIFFEISEN ZENTRALBANK
Am Stadtpark 9 1030 Vienna Austria	ÖSTERREICH AKTIENGESELLSCHAFT
Telefax: 01143-1-71707-1715	By ________________________________________________
Title: ______________________________________________
1133 Avenue of the Americas	Telefax #: ___________________________________________
New York, New York 10036